UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	[X]

Filed by Party other than the Registrant	[ ]

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[ ]	Definitive Information Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section §240.14a-12

NEXT GALAXY CORP.
(Exact name of Registrant as specified in its charter.)

Commission File number 000-54093

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid;
	2.	Form, Schedule or Registration Statement No.
	3.	Filing Party:
	4.	Date Filed:

NEXT GALAXY CORP.
1680 Michigan Ave
Suite 700
Miami Beach, Florida 33139
866-479-7041

INFORMATION STATEMENT

Introduction

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.00001 par value per share and the preferred stock, $0.00001 par value per share, of Next Galaxy Corp., a Nevada corporation, which we refer to herein as "NXGA," "company," "we," "our" or "us."  The mailing date of this Information Statement is on or about October 20, 2015.  The Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to notify our stockholders of actions we are amending our Articles of Incorporation ("Articles of Incorporation") to increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to five billion shares (5,000,000,000) shares, par value $0.00001 per share.

On October 26, 2015, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 156,803,649 shares of common stock issued and outstanding.  .

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS BEING SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On October 5, 2015, certain stockholders who beneficially owned 78,558,050, or approximately 50.10%, of the voting power of the common stock consented in writing to increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to five billion shares (5,000,000,000) shares, par value $0.00001 per share.

Also on October 5, 2015, our board of directors approved the above action, subject to approval by the stockholders.  No other corporate action will be taken.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken.  In addition, pursuant to the laws of Nevada, the actions to be taken by majority written consent in lieu of a special stockholders meeting do not create appraisal or dissenters' rights.

Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable.  We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

This information statement is being mailed or otherwise furnished to stockholders of NEXT GALAXY CORP., a Nevada corporation (the "Company" or "We") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock of proposals to:

1.
Amend our Articles of Incorporation ("Articles of Incorporation") to increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to five billion shares (5,000,000,000) shares, par value $0.00001 per share.

This information statement is being first sent to stockholders on or about October 26, 2015.  We anticipate that the amendments to our articles of incorporation increasing the authorized share capital and creating a class of preferred shares will become effective on or about November 15, 2015, twenty (20) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

On October 26, 2015, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 156,803,649 shares of common stock issued and outstanding.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

The proposed amendments require the approval of a majority of the voting power of the Company.    The transfer agent for the common stock is Pacific Stock Transfer Company, 6725 via Austin Parkway, Suite 300, Las Vegas, Nevada 89119.  Its telephone number is (702) 361-3033.

On October 5, 2015, three shareholders (Mary Spio, Michel St-Pierre, and Laurie Clark) holding a majority of our voting power or 78,558,050 votes (50.10% of the total voting power) executed a written consent approving the amendment to the articles of incorporation to increase the authorized shares of common stock to 5,000,000,000 shares of common stock with a par value of $0.00001 per share.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock.  The Form 10-K for the year ending May 31, 2015 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference.  We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable this action to amend the articles of incorporation and increase the number of authorized shares of common stock to 5,000,000,000 shares with a par value of $0.00001 per share.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of May 31, 2015, the beneficial shareholdings of persons or entities holding five percent or more of our common stock and warrants, and preferred stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Preferred Shares (8)	Percent of Preferred Stock	Common Shares	Common Warrants	Combined Common & Warrants	Percent of Common Stock & Warrants
Michael Siegel (2)	-	-%	46,600,000	0	46,600,000	29.73%
Michel St-Pierre (3)	-	-%	32,658,050	0	32,658,050	20.84%
Laurie Clark (4)	-	-%	300,000	0	300,000	0.19%

All executive officers and directors as a group (3 persons)	-	100.00%	79,558,050	-	79,558,050	50.76%

(1)	The mailing address for each of the listed individuals is c/o Next Galaxy Corp., 1680 Michigan Ave, Suite 700, Miami Beach, Florida, 33139.
(2)	Mrs. Spio is the President and Chief Executive Officer.
(3)	Chief Financial Officer.
(4)	Director. Mrs. Clark is the Chief Operating Officer.

Reasons for the Amendment

We are currently authorized to issue 500,000,000 shares of common stock with a par value of $0.00001 per share. Currently, there are 156,803,649 shares of Common Stock outstanding.  Based upon our information, we believe that the loans will be converted in consideration of 697,000,000 restricted shares of common stock.  We currently do not have enough authorized shares of common stock to satisfy the option exercises and the conversion of debt to common shares.  It is in our best interest to convert the debt to equity in that it will eliminate debt in the amount of $967,346.  Other than the plan to issue shares upon the exercise of options and convert the debt to shares of common stock, we have no plans or arrangements to issue any additional shares of common stock.

More generally, the increase in the authorized number of shares of common stock will enable us to engage in (i) possible future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under possible new benefit plans.

After the increase in the authorized number of shares of common stock, there will be available for issuance, 4,518,196,351 shares of our common stock after giving effect to 156,803,649 shares of Common Stock outstanding and, 325,000,000 restricted shares of Common Stock to be issued to extinguish existing debt. The par value of our common stock will remain $0.00001 share.  The relative rights and limitations of the shares of common stock would remain unchanged under the Share Increase Amendment.

Certain Effects of the Amendment

The increase in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our common stock.

The holders of shares of our Common Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock. Accordingly, the issuance of additional shares of our Common Stock or such other securities might dilute the ownership and voting rights of stockholders.

The proposed amendment to the Articles of Incorporation does not change the terms of the Common Stock. The additional shares of Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common s tock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

If approved by stockholders, it is anticipated that the amendment to the Articles of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State for the State of Nevada, which filing is expected to occur twenty-one days after this Information Statement is mailed to you.

NEXT GALAXY CORP.

MARY SPIO
Mary Spio, President
October 21, 2015